Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205349 on Form S-3 of Century Communities, Inc. of our reports dated March 2, 2017 relating to the consolidated financial statements of UCP, Inc., and the effectiveness of UCP, Inc.’s internal control over financial reporting, appearing in this Current Report on Form 8-K of Century Communities, Inc.

/s/ DELOITTE & TOUCHE LLP

San Diego, CA

May 8, 2017